Exhibit 16.1

May 18, 2018

U.S. Securities and Exchange Commission
100 F. Street
Washington, DC 20549 – 7561

Ladies and Gentlemen:

Re: Jasmin Corp.
Commission File No. 000-24379

We have read the statements of Jasmin Corp. pertaining to our firm included in Item 4.01 of the Form 8-K dated May 18, 2018 and are in agreement with the statements contained in that document pertaining to our firm.

Sincerely,

/s/ Pritchett, Siler & Hardy, P.C.
Pritchett, Siler & Hardy, P.C.